Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES D PREFERRED STOCK

OF

PRESURANCE HOLDINGS, INC.

Pursuant to Section 302(3) of the Michigan Business Corporation Act

Pursuant to Section 302(3) of the Michigan Business Corporation Act (the “MBCA”), Presurance Holdings, Inc., a corporation duly organized and validly existing under the laws of the State of Michigan (the “Corporation”), in accordance with the provisions of Section 302(3) thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Articles of Incorporation of the Corporation (as amended, restated, supplemented, or otherwise modified from time to time, the “Articles of Incorporation”) and the MBCA authorize the issuance of 10,000,000 shares of Preferred Stock of the Corporation, issuable from time to time, in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations and authorizes the Board of Directors of the Corporation (the “Board”), subject to the limitations under applicable Michigan law, to fix the rights, powers and duties thereof, without any shareholder vote; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide authority for the Corporation to issue and designate one thousand six hundred (1,600) shares of the Preferred Stock to be known as “Series D Preferred Stock” (each such share, a “Series D Preferred Share” and collectively, the “Series D Preferred Shares”) and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such Series D Preferred Shares as follows:

Section 1. General Matters; Ranking.

1.01 The Corporation may, without notice to or consent of the Holders of the then outstanding Series D Preferred Shares, authorize and issue additional Series D Preferred Stock by filing an amendment to this Certificate of Designation with respect to such additional shares.

1.02 Each Series D Preferred Share shall be identical in all respects to every other Series D Preferred Share. The Series D Preferred Shares, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank senior to any Junior Securities.

1.03 The Series D Preferred Shares that are redeemed or otherwise acquired by the Corporation pursuant to this Certificate of Designation shall be cancelled and shall resume the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

Section 2. Standard Definitions.

As used herein with respect to the Series D Preferred Shares:

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Common Stock” means the common stock, no par value, of the Corporation.

“Dividend Payment Date” means the 30th of each of March, June, September and December beginning on June 30, 2026.

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“Exchange Agreement” means that certain Exchange Agreement, dated as of May 11, 2026, which shall be incorporated by reference into this Certificate of Designation.

“Fundamental Transaction” means any event pursuant to which (a) the Corporation and its subsidiaries effects (i) any merger of the Corporation with (but not into) another Person, in which shareholders of the Corporation immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, or (ii) any merger or consolidation of the Corporation into another Person, (b) the Corporation effects any sale of thirty-five percent (35%) or more, on a consolidated basis, of the Corporation’s and its subsidiaries’ assets, (c) any tender offer or exchange offer approved or authorized by the Corporation’s Board of Directors is completed pursuant to which holders of at least a majority of the outstanding Common Stock tender or exchange their shares for other securities, cash or property, or (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” means each Person in whose name any Series D Preferred Share is registered, who shall be treated by the Corporation as the absolute owner of such share of the Series D Preferred Stock for all purposes under this Certificate of Designation.

“Initial Issue Date” means May 11, 2026, the original issue date of the Series D Preferred Shares.

“Junior Securities” means collectively, the Common Stock, the Series C Preferred Stock of the Corporation and each other class or series of capital stock of the Corporation, now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series D Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation Event.

“Liquidation Event” means a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Maturity Date” means April 2, 2028.

“Parity Securities” means any equity security of the Corporation issued after the Initial Issue Date with terms specifically providing that such equity security ranks on a parity with the Series D Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of the Corporation’s affairs, as applicable.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of any kind.

“Preferred Stock” means the preferred stock of the Corporation.

“Series D Issue Price” means $5,000 per share of Series D Preferred Stock.

“Series D Preferred Shares” shall have the meaning set forth in the recitals hereto.

Section 3. Dividends.

3.01 General Obligation. The Holders of the Series D Preferred Shares shall be entitled to receive quarterly dividends, payable in cash, on each Dividend Payment Date, out of funds legally available therefor, from the Initial Issue Date and until the Maturity Date, at the annualized rate per share equal to fifteen percent (15.0%) per annum on each share of Series D Preferred Shares (the “Series D Dividend”).

3.02 Preferential Payments to Holders of Series D Preferred Shares. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless

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the Series D Dividend has been or contemporaneously is being paid or declared and set aside for payment on all outstanding Series D Preferred Shares.

Section 4. Liquidation Preference.

4.01 Liquidation Preference. In the event of any Liquidation Event, after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking senior to the Series D Preferred Shares, the Corporation shall pay, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the Series D Issue Price.

Section 5. Redemptions.

5.01 Optional Redemption. The Corporation shall solely have the right at any time on or after the Initial Issue Date and up to the Maturity Date, by 10 days’ advance written notice to each of the Holders, to redeem, at its option, in whole or in part, the Series D Preferred Shares (the “Optional Redemption”). Any such Optional Redemption shall be effected only out of funds legally available for such purpose. The Corporation may undertake multiple partial redemptions. Any redemption of the Series D Preferred Shares shall occur on a date set by the Corporation, subject to limitations contained in the first sentence of this Section 5.01 (the “Optional Redemption Date”), at an amount per share equal to the Series D Issue Price. The Series D Preferred Shares may be redeemed pro rata (unless otherwise agreed upon in writing by each Holder of Series D Preferred Shares), pursuant to Section 5.07.

5.02 Maturity Date. On the Maturity Date, any outstanding shares of the Series D Preferred Shares shall be redeemed by the Corporation at an amount per share equal to the Series D Issue Price.

5.03 Redemption upon a Fundamental Transaction. Upon the consummation of a Fundamental Transaction, any outstanding shares of the Series D Preferred Shares shall be redeemed by the Corporation, but only out of funds legally available, at an amount per share equal to the Series D Issue Price.

5.04 Redemption Notice. The Corporation shall give written notice of redemption pursuant to either Section 5.01 or Section 5.02, as applicable (such notice, the “Redemption Notice”) to each Holder of Series D Preferred Shares not less than ten (10) days and not more than sixty (60) days prior to the Optional Redemption Date or the Maturity Date, as applicable. Such Redemption Notice shall state:

(a) the date upon which the redemption will occur;

(b) the number of shares of Series D Preferred Stock held by the Holder that the Corporation shall redeem on the Optional Redemption Date or on the Maturity Date, as applicable;

(c) the Series D Issue Price; and

(d) that the Holder is to surrender to the Corporation, in the manner and the place reasonably designated by the Corporation, the Holder’s certificates representing the Series D Preferred Shares to be redeemed.

5.05 Surrender of Certificates; Payment. On the Maturity Date or prior to the Maturity Date, on the Optional Redemption Date, as applicable, each Holder of outstanding Series D Preferred Shares shall surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement (without bond) reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place reasonably designated by the Corporation, and thereupon the Series D Issue Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. If fewer than all shares

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represented by any such certificate are redeemed pursuant to an Optional Redemption, the Corporation shall issue a new certificate to the Holder thereof representing the shares not so redeemed.

5.06 Rights Subsequent to Redemption. Any Series D Preferred Shares that are redeemed or otherwise acquired by the Corporation shall be automatically cancelled and shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series D Preferred Stock.

5.07 Pro Rata Redemption. In the event that at any time fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed pursuant to Section 5.01, the redemption shall be made pro rata among all Holders of Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock then held by them, unless otherwise agreed upon by each Holder of Series D Preferred Stock.

Section 6. Voting Rights.

6.01 General. Holders of record of the Series D Preferred Stock, as such, will have no voting rights, except as required herein and by the MBCA. On any matter on which Holders are required to vote pursuant to the MBCA, such Holders will be entitled to one vote per share of Series D Preferred Stock. However, as long as any shares of the Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock, (i) alter, amend or modify the preferences, privileges or rights of the Series D Preferred Stock, (ii) alter or amend this Certificate of Designation, or (iii) file any certificate of amendment or certificate of designation of preferences, limitations and relative rights of any series of the Series D Preferred Stock, if such action would adversely alter or change the powers, preferences or rights of the Series D Preferred Stock in a manner materially different than the effect of such actions on the Common Stock (regardless, in the case of clause (i), (ii) or (iii), of whether any of the foregoing actions shall be by means of amendment to the Articles of Incorporation of the Corporation or by merger, consolidation or otherwise).

6.02 Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law.

Section 7. Miscellaneous.

7.01 No Conversion Rights. The Series D Preferred Shares shall not be convertible into any other series or class of capital stock of the Corporation by the Holder or the Corporation.

7.02 Book-Entry; Certificates. The Series D Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of the Series D Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of the Series D Preferred Stock. To the extent that any shares of the Series D Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

7.03 Exclusion of Other Rights. Except as may otherwise be required by law, the Series D Preferred Shares shall not have any preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation, inclusive of those preferences and relative, participating, optional or other special rights set forth in the Exchange Agreement and incorporated herein by reference.

7.04 Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series D Preferred Shares. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record Holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series D Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series D Preferred Shares as is requested by the Holder

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of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Shares represented by such new certificate from the date on which dividends have been fully paid on such Series D Preferred Shares represented by the surrendered certificate.

7.05 Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any Series D Preferred Shares as the true and lawful owner thereof for all purposes.

7.06 Notices. The Corporation shall send all notices or communications to Holders of the Series D Preferred Shares pursuant to this Certificate of Designation in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series D Preferred Shares.

7.07 No Preemptive Rights or Sinking Fund. The Holders will not be entitled to any preemptive or similar rights and will not have the benefit of any sinking fund.

7.08 Severability. If any portion of this Certificate of Designation shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Certificate of Designation, which shall continue in all respects valid and enforceable.

[Signature page follows]

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 11th day of May, 2026.

PRESURANCE HOLDINGS, INC.

By:	/s/ Brian J. Roney

Name:	Brian J. Roney
Title:	Chief Executive Officer

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